Exhibit 3.2
CERTIFICATE OF AMENDMENT OF THE RESTATED
CERTIFICATE OF INCORPORATION, AS AMENDED, OF CARTESIAN THERAPEUTICS, INC.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
Cartesian Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1.    A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law proposing an amendment of the Restated Certificate of Incorporation, as amended, and declaring the advisability of said amendment of the Restated Certificate of Incorporation, as amended, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor. On March 27, 2024, the stockholders of the Corporation duly approved said proposed amendment at the Corporation’s Special Meeting of Stockholders in accordance with Section 242 of the General Corporation Law. The resolution setting forth the amendment pursuant to the terms approved by the Corporation’s Board of Directors, acting pursuant to the authority delegated by the Corporation’s stockholders, is as follows:
RESOLVED: that the following paragraph is inserted at the end of Article FOURTH of the Restated Certificate of Incorporation of the Corporation, as amended:
Pursuant to the General Corporation Law of the State of Delaware, at 4:30 p.m. Eastern Time on April 4, 2024 (the “Reverse Stock Split Effective Time”), each 30 shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of fractional shares of Common Stock, the Corporation’s transfer agent shall aggregate all fractional shares of Common Stock and sell them as soon as practicable after the Reverse Stock Split Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share of Common Stock, and after the transfer agent’s completion of such sale, such stockholders shall receive a cash payment (without interest) from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below). Each certificate that immediately prior to the Reverse Stock Split Effective Time represented shares of Common Stock (each, an “Old Certificate”) shall thereafter represent that number of shares into which the shares of Common Stock, represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. As soon as practicable following the Reverse Stock Split Effective Time, the Corporation will notify its stockholders holding shares of Common Stock in certificated form to transmit their Old Certificates to the transfer agent, and upon surrender of such Old Certificates or notification by the holder that such Old Certificates have been lost, stolen or destroyed and the execution of an agreement satisfactory to the Corporation to indemnify the Corporation for any loss incurred by it in connection with such Old Certificates, the Corporation will cause the transfer agent to issue new certificates representing the appropriate number of whole shares following the Reverse Stock Split for every one share of Common Stock, transmitted and held of record as of the Reverse Stock Split Effective Time.”
2.    This Certificate of Amendment has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law, and shall be effective as of 4:30 p.m. Eastern Time on April 4, 2024. Except as herein amended, all other provisions of the Restated Certificate of Incorporation, as amended, remain in full force and effect.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation, as amended, to be signed by its President and Chief Executive Officer this 28th day of March, 2024.

/s/ Carsten Brunn, Ph.D.
Cartesian Therapeutics, Inc.
Name: Carsten Brunn, Ph.D.
Title: President and Chief Executive Officer